PRESS RELEASE

deltathree Reports Second Quarter 2010 Financial Results

Revenues increase 11% sequentially on higher reseller and digital video phone service sales

New York, NY – August 11, 2010 – deltathree, Inc. (OTCBB: DDDC.OB), a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers, today announced financial results for the second quarter 2010, ended June 30, 2010.

Mr. Effi Baruch, interim Chief Executive Officer and President, and Senior Vice President of Operations and Technology of deltathree, stated, “deltathree’s second quarter 2010 financial results marked a return to sequential growth with revenues rising 11 percent over first quarter 2010 levels.  Sequential revenue growth was driven by improved sales within the international VoIP reseller division as well as rising demand for deltathree’s integrated digital voice and video phone solutions, where we see significant opportunities for future growth.  As a result of our video phone service provider contracts, we have continued to increase our presence in the largely underpenetrated global market for integrated digital voice and video phone solutions. These offerings, as well as our recently launched joip Mobile solution, all leverage our world-class international VoIP and video over IP network.

“Launched in July, our new joip Mobile application provides cellular phone customers from across leading mobile operating systems (such as iPhone, Google Android and Nokia Symbian) flexibility to save up to 70 percent off their mobile phone bills. joip Mobile offers users a convenient and cost effective way to save money on the high cost of international and long distance calls as well as costly roaming charges incurred while traveling outside their local calling region. We are very pleased with the ramp in initial demand for joip Mobile from consumer and business customers alike, and with support coming soon for the Windows Mobile and Blackberry operating systems the joip Mobile application introduces yet another growth driver into our portfolio of next generation communication services, especially since we can also offer joip Mobile on a white-label basis to business customers. While we continue to expand our new offerings and our penetration into the integrated digital voice and video phone sector, we remain simultaneously focused on maximizing operating cost efficiencies and returning deltathree to long-term profitability,” concluded Mr. Baruch.

For the second quarter of 2010, deltathree reported total revenues of $3.4 million compared with $3.1 million in the sequential first quarter 2010 and $5.3 million reported for the second quarter of 2009. The year-over-year decline in quarterly revenue was primarily related to the suspension of the operations of deltathree’s then-largest reseller customer in the fourth quarter of 2009 as well as higher levels of revenue from service provider customers in the second quarter of 2009.

Second quarter 2010 GAAP net loss totaled $813,000, or $(0.01) per diluted share, compared to a GAAP net loss for the second quarter of 2009 of $1.3 million, or $(0.02) per diluted share.  Second quarter 2010 non-GAAP adjusted EBITDA (as defined below) loss was $550,000, or $(0.01) per diluted share, compared to a non-GAAP adjusted EBITDA loss of $957,000, or $(0.01) per diluted share, for the second quarter of 2009.

deltathree defines adjusted EBITDA as earnings before stock-based compensation, interest, income taxes, depreciation and amortization. deltathree uses adjusted EBITDA as a measure of the company’s operating trends.  The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" following the Condensed Consolidated Statements of Cash Flows included in this press release.

As of June 30, 2010, deltathree held approximately $1.6 million in cash, cash equivalents, restricted cash and short-term investments, and had negative working capital equal to approximately $2.9 million and negative stockholders’ equity equal to approximately $2.5 million. While deltathree’s cost-reduction activities continue to yield measurable improvements, the company is continuing to draw upon its cash reserves on a monthly basis.

On August 3, 2010, the company completed a drawn down of the $1.2 million line of credit available under the March 2010 loan and security agreement with D4 Holdings, LLC. On August 10, 2010, the company entered into a second loan and security agreement with D4 Holdings for an additional credit line in a principal amount of $1.0 million. These credit lines have provided deltathree important near-term financial flexibility and reflect the confidence in the company held by D4 Holdings, the majority stockholder of deltathree and whose ownership includes the owners of ACN, Inc., an international direct seller of telecommunications services. The company is continuing to explore potential capital initiatives aimed at further strengthening its balance sheet and remedying its negative working capital.

Adjusted EBITDA Financial Disclosure

Investors are cautioned that adjusted EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles (“GAAP”). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of the company’s operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. Adjusted EBITDA financial information is presented because deltathree believes that it is helpful to some investors as one measure of the company’s operations. deltathree cautions investors that non-GAAP financial information such as adjusted EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare deltathree’s results with the results from other reporting periods and with the results of other companies.

About deltathree

Founded in 1996, deltathree, Inc. is a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the service provider and reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label IP-based digital voice and video products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the iConnectHere direct-to-consumer offering and joip, which powers the VoIP service of Panasonic's Globarange hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

For more information about iConnectHere, please visit our website at www.iconnecthere.com.

For more information about joip Mobile, please visit our website at www.joipmobile.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to obtain additional capital in the near-term to finance operations;  our ability to reduce our costs and expenses and expand our revenues; our ability to retain key personnel and employees needed to support our services and ongoing operations; our dependence on a small number of key customers for a significant percentage of our revenue; our lack of sales and business development personnel in our service provider and direct-to-consumer divisions; decreasing rates of telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; our ability to protect our intellectual property against infringement by others, and the costs and diversion of resources relating to any claims that we infringe the intellectual property rights of third parties; our ability to comply with governmental regulations applicable to our business; the need for ongoing product and service development in an environment of rapid technological change; and other risks  referenced from time to time in our filings with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact: Erik Knettel Grayling 1-646-284-9415 ir@deltathree.com	Company Contact: Ziv Zviel Chief Financial Officer and Treasurer 1-212-500-4860 ziv.zviel@deltathree.com

(Tables follow)

DELTATHREE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,225	$1,514
Restricted cash and Short-term investments	368	366
Accounts receivable, net	299	270
Prepaid expenses and other current assets	390	409
Inventory	27	29

Total current assets	2,309	2,588

Property and equipment, net	492	654
Deposits	73	67
Total assets	$2,874	$3,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital leases	$67	$144
Accounts payable and accrued expenses	1,962	1,912
Deferred revenues	623	657
Other current liabilities	1,560	1,868
Short-term loan from a related party	1,000	-

Total current liabilities	5,212	4,581

Long-term liabilities:
Capital leases, net of current portion	-	3
Severance pay obligations	158	150
Total long-term liabilities	158	153
Total liabilities	5,370	4,734

Stockholders' equity (deficiency):
Common stock, par value $0.001 per share - authorized: 200,000,000 shares; issued and outstanding: 72,030,505 at December 31, 2009, and 72,214,873 at June 30, 2010	72	72
Additional paid-in capital	174,538	174,324
Accumulated deficit	(177,106)	(175,821)
Total stockholders’ equity (deficiency)	(2,496)	(1,425)

Total liabilities and stockholders’ equity (deficiency)	$2,874	$3,309

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share data)

	Three months ended June 30,		Six month ended June 30,
	2010	2009	2010	2009

Revenues	$3,394	$5,253	$6,459	$10,505

Costs and operating expenses:
Cost of revenues	3,074	4,553	5,574	8,764
Research and development expenses	150	117	283	240
Selling and marketing expenses	174	301	375	687
General and administrative expenses	648	1,256	1,225	1,977
Depreciation and amortization	104	252	222	526

Total costs and operating expenses	4,151	6,479	7,680	12,194

Loss from operations	(757)	(1,226)	(1,221)	(1,689)

Capital gain	-	-	-	14
Other non-operating income	-	-	-	15
Interest (expense) income, net	(52)	(31)	(52)	(32)

Loss before income taxes	(809)	(1,257)	(1,273)	(1,692)

Income taxes	4	4	12	10

Net loss	$(813)	$(1,261)	$(1,285)	$(1,702)

Net loss per share – basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.02)

Basic and diluted weighted average number of shares outstanding	72,233,580	71,932,405	72,202,852	71,932,405

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)
	Six months ended June 30,
	2010	2009
Cash flows from operating activities

Net loss	$(1,285)	$(1,702)

Adjustments to reconcile loss for the period to net cash
used in operating activities:
Depreciation of property, plant and equipment	222	526
Write-off of fixed asset	-	20
Capital gain	-	(14)
Stock based compensation	214	60
Provision for losses on accounts receivable	3	180
Change in liability for severance pay, net	8	(33)
Exchange rates differences on deposits , net	(6)	2

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(32)	124
Decrease (increase) in prepaid expenses and other current assets	19	(37)
Decrease (increase) in inventory	2	(3)
Increase in accounts payable and accrued expenses	50	152
(Decrease) in deferred revenues	(34)	(56)
(Decrease) increase in other current liabilities	(308)	343
	138	1,264

Net cash (used in) operating activities	(1,147)	(438)

Cash flows from investing activities:
Purchase of property and equipment	(60)	(49)
Proceeds from disposal of property and equipment	-	60
(Increase) in short-term investments	(2)	-
Net cash (used in) provided by investing activities	(62)	11

Cash flows from financing activities:
Short-term loan from a related party	1,000	-
Proceeds from issuance of shares, net	-	1,070
Payment of capital leases	(80)	(76)
Net cash provided by financing activities	920	994

Decrease in cash and cash equivalents	(289)	567
Cash and cash equivalents at beginning of year	1,514	1,788
Cash and cash equivalents at end of the year	$1,225	$2,355

Supplemental schedule of cash flow information:
Cash paid for:
Taxes	$12	$10

Supplemental schedule of financing activities:
Cash received from:
Proceeds from issuance of shares	-	$1,170
Direct costs paid for services due to issuance of shares	-	$(100)
Total proceeds	$-	$1,070

DELTATHREE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(Unaudited)
($ in thousands, except share and per share data)

	Six months ended June 30,
	2010	2009

Net loss in accordance with Generally Accepted Accounting Principles	$(1,285)	$(1,702)

Depreciation and amortization	$222	$526
Stock-based Compensation	$214	$60
Interest (expense), net	$(52)	$(32)
Income taxes	$12	$10

Adjusted EBITDA	$(785)	$(1,074)

Basic and diluted adjusted EBITDA per share	$(0.01)	$(0.01)

Basic and diluted weighted average number of shares outstanding	72,233,580	71,932,405

deltathree defines adjusted EBITDA as earnings before stock-based compensation, interest, income taxes, depreciation and amortization.